Exhibit 99.2

DYCOM INVESTMENTS, INC.

a Delaware corporation

8  1/8% SENIOR SUBORDINATED NOTES DUE 2015

NOTICE OF REDEMPTION

CUSIP: 267482 AC 1

January 21, 2011

Reference is made to the Indenture, dated as of October 11, 2005 (as amended and supplemented from time to time, (the “Indenture”), among Dycom Investments, Inc., a Delaware corporation (the “Company”), Dycom Industries, Inc., a Florida corporation (the “Parent”), and certain subsidiaries of the Parent specified in the Indenture (together with the Parent, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), with respect to the Company’s 8 1/8% Senior Subordinated Notes due 2015 (the “Notes”). This notice is delivered in accordance with Sections 3.03, 3.07 and 13.02 of the Indenture and the Notes.

Pursuant to Sections 3.03, 3.07 and 13.02 of the Indenture and the fifth paragraph on the back of the Notes, you are hereby notified that on February 21, 2011 (the “Redemption Date”) the Company is redeeming all of the outstanding Notes, consisting of $48,390,000 in aggregate principal amount of Notes (after giving effect to the cancellation of the Notes accepted for purchase by the Company on the date hereof pursuant to the Company’s tender offer to purchase for cash any and all of the Notes, which commenced on January 6, 2011, the “Tender Offer”), less the principal amount of any additional Notes cancelled in connection with the Tender Offer after January 21, 2011 and prior to the Redemption Date, at a redemption price of 104.063% of the principal amount of Notes to be redeemed (the “Redemption Price”), plus accrued interest of $28.44 per $1,000 principal amount of Notes to the Redemption Date. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

In accordance with Section 3.03 of the Indenture, you are hereby further notified that:

(i)	The Trustee is the Paying Agent with respect to the Notes subject to redemption. The Paying Agent’s address is as set forth in paragraph (ii) below.

(ii)	In order to collect the Redemption Price and accrued and unpaid interest the Notes must be surrendered to the Paying Agent at one of the following addresses and by one of the following methods:

If by Mail:	By Hand or Overnight Mail:
U.S. Bank	U.S. Bank
Corporate Trust Services	Corporate Trust Services
P.O. Box 64111	60 Livingston Avenue
St. Paul, MN 55164-0111	1st Floor – Bond Drop Window
St. Paul, MN 55107
Tel. 1-800-934-6802

Delivery of the Notes to an address other than as set forth above will not constitute a valid delivery.

The method of delivery of the Notes to the Paying Agent is at your option and risk. Payment of the Redemption Price will be remitted promptly following the Redemption Date and the receipt of the Notes by the Paying Agent.

(iii)	Any and all outstanding Notes will become irrevocably due and payable on the Redemption Date at the Redemption Price plus accrued and unpaid interest.

(iv)	Unless the Company defaults in making the payment of the Redemption Price on the Redemption Date or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the Holders of Notes will be to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

(v)	The CUSIP number for the Notes is 267482 AC 1. No representation is made as to the correctness or accuracy of the CUSIP number either contained in this Notice of Redemption or printed on the Notes.

(vi)	Inquiries regarding this notice may be addressed to the office of the General Counsel of the Parent at (561) 627-7171.

[Rest of the Page Intentionally Left Blank]

Sincerely,

DYCOM INVESTMENTS, INC.

By:	/s/ Steven E. Nielsen
	Name:	Steven E. Nielsen
	Title:	President

By:	/s/ H. Andrew DeFerrari
	Name:	H. Andrew DeFerrari
	Title:	Treasurer

[Signature Page to Notice of Redemption]